EXHIBIT 10.2

CONSULTING AGREEMENT

This Consulting Agreement (“Consulting Agreement”) is entered into by and between New Century Financial Corporation (the “Company”) and Patrick J. Flanagan (“Consultant”), as of the 1st day of July 2006.

I. ENGAGEMENT.

A. Provided that (i) Consultant has fully performed his obligations under that certain Amended and Restated Employment Agreement dated December 27, 2005 (the “Employment Agreement”), (ii) Consultant’s employment by the Company terminated at the close of business on June 30, 2006 (and not before, unless an earlier termination was a result of a termination of employment by the Company other than for Cause pursuant to the Employment Agreement), and (iii) Consultant has executed and delivered the Supplemental Release attached as Exhibit B to the Employment Agreement (and Consultant has not and does not in the future revoke such Supplemental Release (or the release contained therein) within any revocation period afforded by applicable law), the Company hereby engages Consultant as a Special Advisor to the Company, and Consultant hereby accepts such engagement, upon the terms and conditions hereinafter set forth.

II. SERVICE.

A. Consultant shall provide such consulting services under this Consulting Agreement as the Chief Executive Officer of the Company or his designee (the Chief Executive Officer or his designee, as applicable, is referred to in this Consulting Agreement as the “CEO”) and Consultant shall reasonably agree to from time to time. Such services may include providing advice to and consultation with the Company or any of its affiliates, as reasonably determined by the CEO from time to time.

B. Consultant agrees to devote sufficient time and energy to the business of the Company to accomplish the projects assigned by the CEO.

C. For the term of this Consulting Agreement, Consultant’s Company contact shall be the CEO.

III. COMPENSATION.

A. Consulting Fee. As consideration for Consultant’s performance of these services, Company shall pay Consultant a fee of $76,445 per month which shall be paid by the Company in monthly or semi-monthly payments during the Consulting Period.

B. Benefits. During the Consulting Period, Consultant shall be entitled to participate in and be covered by the health and welfare benefit programs of the Company, as such plans are in effect from time to time and on the same terms as are generally applicable to senior executives of the Company. In the event that the Company for any reason can’t or elects not to provide such coverage for any particular month during the Consulting Period, it shall pay Consultant the amount it reasonably determines it would cost to purchase substantially similar coverage on the open market.

C. Equity-Based Awards. During the Consulting Period, Consultant’s outstanding grants of stock-based compensation will continue to vest and remain outstanding in accordance with their current terms, but Consultant will not be entitled to receive any additional grants. Upon the expiration or any earlier termination of the Consulting Period, any unvested stock-based compensation shall thereupon terminate and any stock options that are then vested will remain exercisable for a period of 30 days in accordance with the current terms of such awards (subject, in all cases, to the expiration of the award at the end of its maximum term and to any termination of the award in connection with a change in control or similar event affecting the Company pursuant to the terms of the awards).

IV. TERM.

A. Consulting Period. Unless otherwise mutually agreed by Consultant and Company and except as provided in Sections IV.B and C below, the duration of Consultant’s engagement (the “Consulting Period”) shall be for a period of thirty (30) months commencing on July 1, 2006, and ending on December 31, 2008.

B. Death of Consultant. The Consulting Period shall automatically end on the date of Consultant’s death, if earlier than December 31, 2008.

C. Limited Right to Terminate. The Company may terminate the Consulting Period on a date earlier than December 31, 2008 in the event of any of the following:

(i) Consultant’s conviction of any felony (whether or not involving the Company) which constitutes a crime of moral turpitude or which is punishable by imprisonment in a state or federal correction facility;

(ii) Actions by Consultant during the term of the Employment Agreement or this Consulting Agreement involving willful malfeasance or gross negligence upon the Company;

(iii) Consultant’s commission of an act of fraud or material dishonesty during the term of the Employment Agreement or this Consulting Agreement upon the Company;

(iv) Consultant’s repeated, willful failure or refusal to perform his duties as required by the Employment Agreement or this Consulting Agreement on an exclusive basis or any other material breach by Consultant of his obligations under the Employment Agreement or this Consulting Agreement; provided that termination pursuant to this subparagraph (iv) shall not constitute valid termination unless Consultant shall have first received written notice from the Board of Directors of the Company stating the nature of such failure or refusal and affording Consultant at least ten (10) business days to correct the act or omission complained of to the satisfaction of the Board of Directors; and

(v) Consultant’s willful violation during the term of the Employment Agreement or this Consulting Agreement of any reasonable rule or regulation of the Board of Directors applicable to Consultant; provided that termination pursuant to this subparagraph (v) shall not constitute valid termination unless Consultant shall have first received written notice from the Board of Directors of the Company stating the nature of such violation and affording Consultant at least ten (10) business days to correct the act or omission complained of to the satisfaction of the Board of Directors.

V. OWNERSHIP.

Consultant agrees that any software, hardware, equipment, or records, including all copies or extracts of them which Consultant prepares, uses, or sees during the term of this Consulting Agreement in relation to the performance of services hereunder shall be and remain the sole property of Company or its customers.

A. Ownership of Copyrights. Consultant agrees that any work product, documentation, and improvements made by Consultant during the term of this Consulting Agreement that relate to Company’s business activities belong exclusively to Company or its customers as works made for hire under the U.S. Copyright Law when such work is within the scope of the services to be performed under this Agreement or if they were created using any of Company’s facilities, materials, information, or resources.

VI. INDEPENDENT CONTRACTOR STATUS.

The parties intend Consultant to be an independent contractor in the performance of these services. Consultant is not an employee, agent, partner, or joint venturer of or with Company. Nothing in this Agreement shall be interpreted or construed as creating or establishing the relationship of employer and employee between Consultant and Company or any employee or agent of Consultant.

A. Consultant shall have the right to control and determine the method and means of performing the above services; Company shall not have the right to control or determine such method or means, being interested only in the results obtained, and having the general right of inspection and supervision in order to secure the satisfactory completion of such services.

B. Except as expressly provided in Section III.B as to certain continued health and welfare benefits, Consultant shall not be entitled to participate in any vacation, medical, retirement, bonus, incentive compensation, or other fringe benefit plan or program of Company and shall not make claim of entitlement to any such employee program or benefit.

C. Consultant and Company agree that Consultant is not an employee for state or federal tax purposes. Consultant shall be solely responsible for the payment of withholding taxes, FICA, Medicare, disability, and other such tax deductions on any earnings or payments made and Company shall withhold no such payroll tax deductions from any payments due. Consultant agrees to defend, indemnify hold harmless Company from any claim or assessment by any taxing authority arising from this paragraph.

D. Consultant is not entitled to worker’s compensation benefits or unemployment compensation benefits provided by Company. Consultant shall be solely responsible for the payment of his/her worker’s compensation, unemployment compensation, and other such payments. Company will not pay for worker’s compensation for Consultant. Company will not contribute to a state unemployment fund for Consultant, and Company will not pay the federal unemployment tax for Consultant.

E. Consultant and Company agree that Consultant shall not be subject to the provisions of any personnel policy or rules and regulations applicable to employees, as Consultant shall fulfill his/her responsibility independent of and without supervisory control by Company.

VII. CONFIDENTIALITY. Consultant will not during the term of this Consulting Agreement or thereafter at any time disclose, directly or indirectly, to any person or entity or use for Consultant’s own benefit any Trade Secrets of the Company or any of its affiliates. The parties agree that the following constitute “Trade Secrets”:

(a) information about the Company’s (or any Company affiliate’s) products, techniques, processes, services, clients, employee relationships, employee compensation, marketing strategy and/or business plans, information relative to client lists, business development plans, business studies, projections, business practices and finances (individually or in the aggregate), and highly confidential personal and financial information of the Company’s (or any of its affiliate’s) customers;

(b) All computer programs and databases belonging to the Company (or any Company affiliate), including, but not limited to:

(i)	New Century’s AE Lounge;

(ii)	New Century’s database applications for integrating data for marketing, sales, and loan origination systems into a real-time data system, including applications to map brokers and applications for Account Executives to manage their territories;

(iii)	Loan pricing models;

(iv)	Automated systems for underwriting and appraisal; and

(v)	Information contained in New Century’s data warehouse and marketing databases.

(c) All business practices and methodologies of the Company and each of its affiliates, which include, but are not limited to:

(i)	The flow used to process loans;

(ii)	Organizational structure and practices within the production groups;

(iii)	Operational practices to ensure proper handling of risks associated with appraisals and loan originations; and

(iv)	New Century’s flash report and other informational reports designed to track the performance of New Century’s products.

(d) All business studies performed by the Company (or any of its affiliates) to:

(i)	Improve marketing strategies and techniques; and

(ii)	Improve market awareness and concentration.

(e) All broker lists and broker information, including, but not limited to:

(i)	Identities of current and prospective brokers;

(ii)	Broker reports;

(iii)	Broker contact information, including identities of contact persons for brokers;

(iv)	Broker fundings;

(v)	Broker affiliations with Account Executives;

(vi)	Broker business volume;

(vii)	Broker pricing specials;

(viii)	Preferences and requirements of brokers with respect to products, services, terms, pricing information, and other matters; and

(ix)	Broker status information.

(f) All loan characteristics reports for production by product and credit grade of the Company (or any Company affiliate).

(g) All preferences of investors for purchasing loan pools.

(h) All strategies pertaining to Secondary Market execution.

(i) All employee lists and employee contact information (including, but not limited to, positions held and home telephone numbers).

(j) All information regarding borrowers of the Company (or any Company affiliate).

(k) All sales and marketing programs and strategies of the Company (or any Company affiliate).

(l) All information regarding the compensation structure for, and amounts paid to, employees of the Company (or any Company affiliate).

(m) All information on the productivity of employees of the Company (or any Company affiliate), including, but not limited to, information regarding the highest producing Account Executives and/or Loan Officers.

(n) All account retention programs for Account Executives and/or Loan Officers of the Company (or any Company affiliate).

(o) All documents and information concerning New Century’s Servicing Division (“Servicing”), including, but not limited to:

(i)	Servicing and collection software;

(ii)	Knowledge of New Century’s Servicing Division including, but not limited to, delinquency, collection, and foreclosure statistics and procedures including training manuals, dealings with customers, and strategies and techniques concerning collections;

(iii)	Loan characteristics for any of the loans serviced by New Century;

(iv)	30, 60, and 90-day delinquency numbers;

(v)	Servicing contracts with third party providers, including, but not limited to consumer reporting agencies, broker lists for broker price opinions, real estate agents, and appraisers;

(vi)	Complaint and litigation specifics or statistics; and

(vii)	Asset management or foreclosure figures including number of houses, days on the market, profitability or resale figures.

(p) All documents and information concerning ratings agency and investor comments and perception of the Company (and any of its affiliates) that is not publicly available in its or their reports.

VIII. RETURN OF CONFIDENTIAL MATERIAL. Consultant shall promptly deliver to the Company upon the termination of Consultant’s engagement with the Company, for any reason, or any time the Company may so request, all memoranda, notes, records, reports, manuals, charts, and any other documents of a confidential nature belonging to the Company, including all copies, wherever and however located, including electronically, of such materials which Consultant may then possess or have under Consultant’s control. Upon termination of Consultant’s engagement with the Company, Consultant shall not take any document, data, or other material of any nature containing or pertaining to the proprietary information of the Company.

IX. EXCLUSIVE CONSULTANCY. Consultant’s engagement by the Company under this Consulting Agreement is an exclusive consultancy. Without limiting the generality of the foregoing, during the term of this Consulting Agreement, Consultant shall not, without prior written approval of the Company, directly or indirectly own an interest in, manage, operate, join, control, lend money or render financial assistance to, as an officer, employee, partner, stockholder, consultant or otherwise, any individual, partnership, firm, corporation or other business organization or entity that, at such time directly competes with the Company or its affiliates in the business of, underwriting, purchasing, securitizing, selling or servicing residential mortgage loans and lines of credit (a “Competing Company”). Notwithstanding the foregoing, Consultant shall be entitled to own up to 5% of the outstanding securities of any entity if such securities are registered under Section 12(b) or (g) of the Securities Exchange Act of 1934, as amended, and, upon approval of the Company’s Board of Directors, Consultant shall be entitled to purchase securities of a Competing Company entity if such securities are offered to investors irrespective of any employment or other participation in the entity by the investor. In addition, provided that such activities do not interfere with Consultant’s performance of his obligations hereunder, Consultant may own an interest in, manage, operate, join, control, lend money or render financial assistance to, as an officer, employee, partner, stockholder, consultant or otherwise, any individual, partnership, firm, corporation or other business organization or entity that at such time is not a Competing Company.

X. PROHIBITION ON SOLICITATION OF CUSTOMERS. During the term of this Consulting Agreement and for a period of one year thereafter (but in no event after December 31, 2008), Consultant shall not, directly or indirectly, either for Consultant or for any other person or entity, solicit any person or entity to terminate such person’s or entity’s contractual and/or business relationship with the Company, nor shall Consultant interfere with or disrupt or attempt to interfere with or disrupt any such relationship.

XI. PROHIBITION ON SOLICITATION OF THE COMPANY’S EMPLOYEES OR INDEPENDENT CONTRACTORS. During the term of this Consulting Agreement and for a period of one year thereafter (but in no event after December 31, 2008), Consultant will not directly or indirectly solicit any of the Company’s employees, agents, or independent contractors to leave the employ of the Company for a Competing Company.

XII. RIGHT TO INJUNCTIVE AND EQUITABLE RELIEF. Consultant’s obligations not to disclose or use Confidential Information and to refrain from the solicitations described in sections VII, VIII, X, and XI are of a special and unique character, which gives them a peculiar value. The Company cannot be reasonably or adequately compensated in damages in an action at law in the event Consultant breaches such obligations, and the breach of such obligations would cause irreparable harm to the Company. Therefore, Consultant expressly agrees that the Company shall be entitled to injunctive and other equitable relief without bond or other security in the event of such breach in addition to any other rights or remedies which the Company may possess. Furthermore, the obligations of Consultant and the rights and remedies of the Company under this section are cumulative and in addition to, and not in lieu of, any obligations, rights, or remedies created by applicable law relating to misappropriation or theft of trade secrets or confidential information.

XIII. COOPERATION. Consultant agrees that during the term of this Consulting Agreement and thereafter, he shall respond to all inquiries of the Company about any matters concerning the Company or its affairs that occurred or arose during Consultant’s prior employment by the Company and/or during his Consulting engagement, and Consultant further agrees to cooperate fully with the Company in investigating, prosecuting and defending any charges, claims, demands, liabilities, causes of action, lawsuits or other proceedings by, against or involving the Company relating to the period during which Consultant was employed by the Company or engaged as a Consultant by the Company or relating to matters of which Consultant has or should have knowledge or information. Consultant further agrees that, except as required by law, Consultant will at no time voluntarily serve as a witness or offer written or oral testimony against the Company in conjunction with any complaints, charges or lawsuits brought against the Company by or on behalf of any current or former employees, or any governmental or administrative agencies and will provide the Company with notice of any subpoena or other request for such information or testimony.

XIV. NON-DISPARAGEMENT. Consultant agrees that he shall not at any time (i) directly or indirectly, make or ratify any statement, public or private, oral or written, to any person that disparages, professionally, the Company or any of its affiliates, past and present, and each of them, as well as its and their directors, officers, agents, attorneys, insurers, employees, stockholders, and successors, past and present, and each of them, or (ii) make any statement or engage in any conduct that has the purpose or effect of disrupting the business of the Company or any of its affiliates. Neither the Company nor any of its executive officers or directors shall at any time, directly or indirectly, make or ratify any statement, public or private, oral or written, to any third-party that that disparages Consultant professionally. Directors, employees and contracted consultants are not third-parties for this purpose.

XV. REMEDY FOR BREACH OF CERTAIN PROVISIONS. In the event Consultant breaches any provision contained in Sections VII — XIII, and notwithstanding anything else to the contrary, then, in addition to any other legal remedies the Company may have, the Company shall have the right, in its sole discretion, to take any or all of the following actions: (a) terminate the consulting fees contemplated by this Agreement and/or (b) terminate any and all stock options and other equity-based awards theretofore granted to Consultant by the Company (to the extent not theretofore exercised or paid, as applicable); provided, however, that if a cure is reasonably possible in the circumstances, the Company shall provide Consultant with written notice of the breach and shall not take any of the above actions unless Consultant fails to cure the breach within ten (10) business days’ after such notice.

XVI. ASSUMPTION OF OBLIGATIONS. The Company will require any successor or assign (whether direct or indirect, by purchase, merger, consolidation or otherwise) to all or substantially all of the business and/or assets of the Company, by agreement in form and substance satisfactory to Consultant, expressly, absolutely and unconditionally to assume and agree to perform this Agreement in the same manner and to the same extent that the Company would be required to perform it if no such succession or assignment had taken place. Any failure of the Company to obtain such assumption and agreement in a written instrument prior to the effectiveness of any such succession or assignment shall be a material breach of this Agreement. As used in this Agreement, “Company” shall mean the Company as herein before defined and any successor or assign to its business and/or assets as aforesaid which executes and delivers the agreement provided for in this Section or which otherwise becomes bound by all the terms and provisions of this Agreement by operation of law.

XVII. BENEFICIAL INTERESTS. This Consulting Agreement shall inure to the benefit of and be enforceable by Consultant’s personal and legal representatives, executors, administrators, successors, heirs, distributees, devisees and legatees. If Consultant should die while any amounts are still payable to him or her hereunder, all such amounts, unless otherwise provided herein, shall be paid in accordance with the terms of this Consulting Agreement to Consultant’s devisee, legatee, or other designee or, if there be no such designee, to Consultant’s estate.

XVIII. NOTICE. For purposes of this Consulting Agreement, notices and all other communications provided for in this Consulting Agreement shall be in writing and shall be deemed to have been duly given when delivered or mailed by United States registered mail, return receipt requested, postage prepaid, as follows:

If to the Company:	New Century Financial Corporation
18400 Von Karman, Suite 1000
Irvine, CA 92612
Attn: President
If to Consultant:	Mr. Patrick J. Flanagan
33 Rockrose
Aliso Viejo, CA 92656

or such other address as either party may have furnished to the other in writing in accordance herewith, except that notices of change of address shall be effective only upon receipt.

XIX. NO WAIVERS. No provision of this Consulting Agreement may be modified, waived or discharged unless such waiver, modification or discharge is agreed to in writing signed by Consultant and the Company. No waiver by either party hereto at any time of any breach by the other party hereto of, or compliance with, any condition or provision of this Consulting Agreement to be performed by such other party shall be deemed a waiver of similar or dissimilar provisions or conditions at the same or at any prior or subsequent time.

XX. GOVERNING LAW. This Consulting Agreement shall be governed by and construed in accordance with the laws of the State of California without regard to the principles of conflict of laws.

XXI. SEVERABILITY OR PARTIAL INVALIDITY. The invalidity or unenforceability of any provisions of this Consulting Agreement shall not affect the validity or enforceability of any other provision of this Consulting Agreement, which shall remain in full force and effect.

XXII. COUNTERPARTS. This Consulting Agreement may be executed in one or more counterparts, each of which shall be deemed to be an original but all of which together will constitute one and the same instrument.

XXIII. LEGAL FEES AND EXPENSES. Should any party institute any action or proceeding to enforce this Consulting Agreement or any provision hereof, or for damages by reason of any alleged breach of this Consulting Agreement or of any provision hereof, or for a declaration of rights hereunder, the prevailing party in any such action or proceeding shall be entitled to receive from the other party all costs and expenses, including reasonable attorneys’ fees, incurred by the prevailing party in connection with such action or proceeding.

XXIV. ENTIRE AGREEMENT. This Consulting Agreement (including attached exhibits) constitutes the entire agreement of the parties and supersedes all prior written or oral and all contemporaneous oral agreements, understandings, and negotiations between the parties with respect to the subject matter hereof, except that the parties acknowledge that they have in the past and may in the future enter into stock option or other equity-based award agreements reflecting stock option and any other equity-based awards to Consultant. This Consulting Agreement is intended by the parties as the final expression of their agreement with respect to such terms as are included in this Consulting Agreement and may not be contradicted by evidence of any prior or contemporaneous agreement. The parties further intend that this Consulting Agreement constitutes the complete and exclusive statement of its terms and that no extrinsic evidence may be introduced in any judicial proceeding involving this Consulting Agreement.

XXV. ASSIGNMENT. This Consulting Agreement and the rights, duties, and obligations hereunder may not be assigned or delegated by any party without the prior written consent of the other party and any such attempted assignment and delegation shall be void and be of no effect. Notwithstanding the foregoing provisions of this Section XXV, the Company may assign or delegate its rights, duties, and obligations hereunder to any person or entity which succeeds to all or substantially all of the business of the Company through merger, consolidation, reorganization, or other business combination or by acquisition of all or substantially all of the assets of the Company; provided that such person assumes the Company’s obligations under this Agreement in accordance with Section XVI.

XXVI. ARBITRATION. Any controversy arising out of or relating to this Consulting Agreement, its enforcement or interpretation, or because of an alleged breach, default, or misrepresentation in connection with any of its provisions, or any other controversy arising out of Consultant’s engagement, including, but not limited to, any state or federal statutory claims, shall be submitted to arbitration in Orange County, California, before a sole arbitrator selected from Judicial Arbitration and Mediation Services, Inc., Orange County, California, or its successor (“JAMS”), or if JAMS is no longer able to supply the arbitrator, such arbitrator shall be selected from the American Arbitration Association, and shall be conducted in accordance with the provisions of California Code of Civil Procedure §§ 1280 et seq. as the exclusive forum for the resolution of such dispute; provided, however, that provisional injunctive relief may, but need not, be sought by either party to this Consulting Agreement in a court of law while arbitration proceedings are pending, and any provisional injunctive relief granted by such court shall remain effective until the matter is finally determined by the Arbitrator. Final resolution of any dispute through arbitration may include any remedy or relief which the Arbitrator deems just and equitable, including any and all remedies provided by applicable state or federal statutes. At the conclusion of the arbitration, the Arbitrator shall issue a written decision that sets forth the essential findings and conclusions upon which the Arbitrator’s award or decision is based. Any award or relief granted by the Arbitrator hereunder shall be final and binding on the parties hereto and may be enforced by any court of competent jurisdiction. The parties acknowledge and agree that they are hereby waiving any rights to trial by jury in any action, proceeding or counterclaim brought by either of the parties against the other in connection with any matter whatsoever arising out of or in any way connected with this Consulting Agreement or Consultant’s engagement. The parties agree that the party compelling the arbitration shall be responsible for initial payment of the forum costs of any arbitration hereunder, including the Arbitrator’s fee. Consultant and Company further agree that in any proceeding to enforce the terms of this Agreement, the prevailing party shall be entitled to its or his reasonable attorneys’ fees and costs, including forum costs associated with the arbitration, incurred by it or him in connection with resolution of the dispute in addition to any other relief granted. Notwithstanding this provision, the parties may mutually agree to mediate any dispute prior to or following submission to arbitration.

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“Company”

NEW CENTURY FINANCIAL CORPORATION

By /s/ Brad A. Morrice
Brad A. Morrice
Its            Vice Chairman, President and COO

“Consultant”
PATRICK J. FLANAGAN

/s/ Patrick J. Flanagan